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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



                                 Date of Report
                       (Date of earliest event reported):

                                 July 13, 2001
                           --------------------------



                               Toys "R" Us, Inc.
                           ---------------------------
             ( Exact name of registrant as specified in its Charter)



         Delaware                       1-11609                 22-3260693
----------------------------          ------------          -------------------
(State or other jurisdiction          (Commission             (IRS Employer
      of incorporation)               File Number)          Identification No.)



      461 From Road
    Paramus, New Jersey                                       07652
----------------------------------------                   ----------
(Address of principal executive offices)                   (Zip Code)



       Registrant's telephone number, including area code: (201) 262-7800
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Item 5. Other Events.


Toys "R" Us plans to offer $500 million of U.S. dollar notes through a private placement with institutional investors.

These funds will be used to replace existing commercial paper borrowings and for general corporate purposes.

The securities offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This report does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offer of the notes will be made only by means of a private offering memorandum.



Item 9. Regulation FD Disclosure.


Solely due to the proposed note offering, Toys "R" Us is providing earnings guidance for the second quarter ending August 4, 2001. In light of the current challenging economic environment and our own previously announced increased planned investment spending, we now expect a loss for the second quarter at or slightly greater than ($0.14) per share which is the low end of consensus estimates. As a result of the expected second quarter loss, we also expect annual earnings to fall slightly short of current consensus estimates. Earnings for the second quarter will be released on Monday, August 20.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: July 13, 2001


                                          By: /s/ Louis Lipschitz
                                              ------------------------------
                                              Name:  Louis Lipschitz
                                              Title: Executive Vice President
                                                     and Chief Financial Officer